Exhibit 99.1

Ovintiv Reports Second Quarter 2021 Financial and Operating Results

Dividend Increased by ~50%, New Debt Target Established

Second Quarter Highlights:

•	Generated second quarter cash from operating activities of $750 million, non-GAAP cash flow of $733 million and non-GAAP free cash flow of $350 million

•	Reduced net debt(1) by $1.2 billion to $5.2 billion; accelerated expected timeline of $4.5 billion net debt target to year-end 2021

•	Continued to demonstrate industry-leading capital efficiencies with operational efficiency gains and supply chain management more than offsetting inflation during the quarter

•	Established new net debt target of $3 billion, expected to be achieved by year-end 2023 assuming $50 per barrel (bbl) WTI oil and $2.75 per thousand cubic feet (Mcf) NYMEX natural gas prices

•	Announced a 50% increase to quarterly dividend payment; represents dividend of $0.56 per share of common stock on an annualized basis

•	Published full-year 2020 ESG metrics on the Company’s website at www.ovintiv.com

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Increased full-year crude and condensate(2) guidance to 190 – 195 thousand barrels per day (Mbbls/d) as a result of strong production outperformance across our assets; full-year capital guidance of $1.5 billion is unchanged

DENVER, July 27, 2021 – Ovintiv Inc. (NYSE, TSX: OVV) today announced its second quarter 2021 financial and operating results. In addition, the Company increased its quarterly dividend payment by approximately 50%, accelerated its $4.5 billion net debt target timeline to the end of 2021 and set a new net debt target of $3 billion by year-end 2023, assuming $50 per bbl WTI oil and $2.75 per Mcf NYMEX natural gas prices.

The Company plans to hold a conference call and webcast at 7:30 a.m. MT (9:30 a.m. ET) on July 28, 2021. Please see dial-in details within this release, as well as additional details on the Company’s website at www.ovintiv.com.

“Our track record of free cash flow generation continued in the second quarter with another $350 million of free cash, bringing us to a total of $890 million year-to-date,” said Ovintiv CEO, Doug Suttles. “We also expect to reach our original $4.5 billion net debt target before year-end – one year ahead of our original timeline. This achievement will mark almost $3 billion of net debt reduction since the second quarter of 2020. Our business continues to perform exceptionally well with operational efficiency gains and supply chain management more than offsetting cost inflation year-to-date. Ovintiv is positioned to thrive on the road ahead.”

Second Quarter 2021 Financial and Operating Results

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The Company recorded a net loss in the second quarter of $205 million, or $0.79 per diluted share of common stock. The results included the impact of net losses on risk management of $799 million, before-tax.

•	Second quarter cash from operating activities was $750 million, non-GAAP cash flow was $733 million and capital investment totaled $383 million, resulting in $350 million of non-GAAP free cash flow.

•	Average total production was 555 thousand barrels of oil equivalent per day (MBOE/d) and crude and condensate production averaged 201 Mbbls/d.

1.	Net debt is a non-GAAP measure Ovintiv defines as long-term debt, including the current portion, less cash and cash equivalents.
2.	Throughout this document, crude and condensate refers to tight oil including medium and light crude oil volumes and plant condensate.

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Total Costs for the second quarter were $12.90 per barrel of oil equivalent (BOE) and were impacted by an elevated foreign exchange rate of approximately 0.81 US$/C$ (vs. guidance of 0.75 US$/C$), as well as higher production taxes due to higher commodity prices.

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Second quarter 2021 average realized prices, excluding hedge, were $63.47 per barrel for oil and condensate (96% of WTI), $20.83 per barrel for other NGLs (C2-C4) and $2.75 per Mcf for natural gas (97% of NYMEX) resulted in a total average realized price of $34.20 per BOE.

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Second quarter 2021 average realized prices, including hedge, were $52.39 per barrel for oil and condensate, $18.37 per barrel for other NGLs (C2-C4) and $2.74 per Mcf for natural gas, resulted in a total average realized price of $29.76 per BOE. Ovintiv reported second quarter realized risk management losses of $223 million, before tax.

New Debt Target Established

During the second quarter, Ovintiv accelerated the timeline to achieve its $4.5 billion net debt target to year-end 2021 from its original target date of year-end 2022. This target represents approximately $3 billion of net debt reduction since the second quarter of 2020.

The Company has set a new net debt target of $3 billion, which it expects to achieve by year-end 2023 and assuming $50 per bbl WTI oil and $2.75 per Mcf NYMEX natural gas prices. Ovintiv expects to meet this target without proceeds from asset sales.

In June 2021, Ovintiv redeemed its $600 million 5.75% senior notes due January 30, 2022. The Company has given notice to redeem its $518 million 3.90% senior notes due November 15, 2021 on August 16, 2021. The combined redemptions represent approximately $1.1 billion of debt repayments, resulting in expected annualized interest savings of over $50 million.

At the end of the second quarter, the balance on the Company’s revolving credit facility had been fully paid down and Ovintiv had no commercial paper outstanding. Ovintiv’s available liquidity totaled $4.4 billion.

Dividend Increased

On July 27, 2021, Ovintiv’s Board declared a dividend of $0.14 per share of common stock payable on September 30, 2021 to common stockholders of record as of September 15, 2021.This represents an increase of approximately 50% from the previous level.

Ongoing Focus on ESG

The Company published full year 2020 ESG metrics on its website today.

Year-over-year highlights include:

•	14% reduction in greenhouse gas emissions intensity

•	33% reduction in methane emissions intensity

•	36% reduction in flaring and venting intensity

•	10% reduction in total recordable injury frequency

•	11% reduction in spill intensity performance

“With our $4.5 billion net debt target firmly in sight, we are well positioned to increase our cash return to shareholders with this sustainable increase in our base dividend,” said Ovintiv’s President and incoming CEO, Brendan McCracken. “We are also furthering our commitment to balance sheet strength by reducing our targeted net debt to $3 billion. This equates to approximately one times net debt to adjusted EBITDA leverage ratio at mid-cycle prices. Our latest ESG performance demonstrates our commitment to rapidly reducing our emissions in real time. Looking forward, we will maintain our disciplined focus on generating significant free cash and delivering quality returns.”

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Environmental and Safety Highlights

Metric	Measurement	2020	2019
GHG Intensity	metric tons CO2e/MBOE	18	21

Methane Intensity	metric tons CH4/MBOE	0.10	0.15

Flaring & Venting Intensity	Gross flared & vented volumes / produced gas	0.7%	1.1%

Total Recordable Injury Frequency (TRIF)	# Recordable Injuries x 200,000 divided by exposure hours	0.19	0.21

Spill Intensity	Gross oil, C5+ & produced water bbls spilled / produced oil, C5+ & water Mbbls	0.039	0.044

Ovintiv’s full 2020 ESG data disclosure can be found at www.ovintiv.com/sustainability.

Refer to Note 1 Non-GAAP measures and the tables in this release for reconciliation to comparable GAAP financial measures.

Asset Highlights

The Company continued to demonstrate industry-leading capital efficiencies across its Core 3 assets during the second quarter.

Permian

Permian production averaged 126 MBOE/d (82% liquids) in the quarter. The Company averaged three gross rigs, drilled 21 net wells, and had 33 net wells turned in line (TIL).

Permian drilling and completion (D&C) costs have averaged $480 per foot year-to-date and are 11% lower than the 2020 program average. Both drilling and completion efficiency records were achieved in the quarter, including an average drilling cost of $170 per foot, 17% lower than the 2020 average. Among wells rig released in the quarter, the average lateral length drilled was 12,050 feet, approximately 20% longer than the 2020 average. Underpinned by Simul-frac operations, the Company completed 3,500 lateral feet per day and pumped 9.5 million pounds of sand per day on a single pad, its most efficient well set to date. During the quarter, 30 out of the 33 net wells were completed using Simul-frac. Ovintiv also began sourcing in-basin, wet sand from a Howard County mine during the quarter.

Anadarko

Anadarko production averaged 133 MBOE/d (62% liquids) in the quarter. The Company averaged two gross rigs, drilled 16 net wells, and had 22 net wells TIL, of which 21 were operated by Ovintiv.

STACK D&C costs have averaged $430 per foot year-to-date and are 10% lower than the 2020 program average. During the quarter, 17 wells were completed in the STACK, with two wells drilled and completed for $3.5 million. All the STACK wells were completed using Simul-frac operations, where the Company pumped an average of 150,000 bbls per day, 40% more than the 2020 program average. Ovintiv also achieved a new spud-to-rig release drill time pacesetter of 5.9 days. The team has now recorded faster average drilling times in the STACK for the third consecutive quarter.

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In SCOOP, four net Woodford/Caney oil wells were brought on-line in the quarter with an average D&C cost of $5.3 million.

Montney

Montney production averaged 235 MBOE/d (25% liquids) in the quarter. The Company averaged four gross rigs, drilled 18 net wells and had 30 net wells TIL.

Montney year-to-date D&C costs have averaged $410 per foot and are 9% lower than the 2020 program average. All the quarterly wells TIL targeted the volatile oil and liquids-rich condensate fairway of the play with an expected liquids composition of 30-70%. Ovintiv drilled five wells at or below $100 per foot, 20% of the total quarter rig releases. Six wells were drilled faster than the previous pacesetter and all six wells achieved drilling rates greater than 2,050 feet per day.

Base Assets

Bakken production averaged 24 MBOE/d (79% liquids) in the quarter. The company drilled one net well and had two net wells TIL. The two net wells brought online in the quarter exhibited strong production performance, achieving an average 60-day initial production rate of 1,235 bbls of oil per well. D&C costs from 2020 to 2021 have averaged $510 per foot, 14% lower than the 2019 average.

Revised 2021 Guidance

2021 Guidance
	Original	Revised Post Asset Sales(1)	Current (1)
Capital Investment ($ Billion)	$1.5	$1.5	$1.5
Oil & Condensate (Mbbls/d)	200	190	190—195
Other NGLs (Mbbls/d)	80	80	80—85
Natural Gas (MMcf/d)	1,550	1,550	1,550 —1,575

Total Costs per BOE (2)(3)	$12.25—$12.50	$12.25—$12.50	$12.95—$13.20

(1)	Production volumes have been adjusted for the sale of the Company’s Eagle Ford and Duvernay assets which closed in Q2 2021.
(2)	Total Costs is a non-GAAP measure as defined in Note 1.
(3)

Increase in Total Costs under current 2021 guidance driven by revised foreign exchange rate assumption of $0.80 US$/CAD$ from $0.75 US$/CAD$ and revised WTI oil price assumption of $65/bbl from $50/bbl.

For additional information, please refer to the 2Q 2021 Results Presentation at https://investor.ovintiv.com/presentations-events.

Conference Call Information

A conference call and webcast to discuss the Company’s second quarter results will be held at 7:30 a.m. MT (9:30 a.m. ET) on July 28, 2021. To participate in the call, please dial 888-664-6383 (toll-free in North America) or 416-764-8650 (international) approximately 15 minutes prior to the conference call. The live audio webcast of the conference call, including slides and financial statements, will be available on Ovintiv’s website, www.ovintiv.com under Investors/Presentations and Events. The webcast will be archived for approximately 90 days.

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Capital Investment and Production

(for the three months ended June 30)	2Q 2021	2Q 2020
Capital Expenditures (1) ($ millions)	383	252
Oil (Mbbls/d) (2)	148.5	146.5
NGLs – Plant Condensate (Mbbls/d)	52.3	51.8
Oil & Plant Condensate (Mbbls/d)	200.8	198.3
NGLs – Other (Mbbls/d)	85.9	80.1
Total Liquids (Mbbls/d)	286.7	278.4
Natural gas (MMcf/d) (3)	1,607	1,550

Total production (MBOE/d)	554.6	536.6

(1)	Including capitalized overhead costs.
(2)	Primarily tight oil, including minimal medium and light crude oil volumes.
(3)	Primarily shale gas, including minimal conventional natural gas.

Second Quarter Summary

(for the three months ended June 30)
($ millions, except as indicated)	2Q 2021	2Q 2020
Cash From (Used In) Operating Activities	750	117
Deduct (Add Back):
Net change in other assets and liabilities	(5)	(68)
Net change in non-cash working capital	22	(119)
Current tax on sale of assets	—	—
Non-GAAP Cash Flow (1)	733	304
Non-GAAP Cash Flow Margin (1) ($/BOE)	14.51	6.23
Non-GAAP Cash Flow (1)	733	304
Less: Capital Expenditures (2)	383	252
Non-GAAP Free Cash Flow (1)	350	52
Net Earnings (Loss) Before Income Tax	(205)	(4,089)
Before-tax (Addition) Deduction:
Unrealized gain (loss) on risk management	(576)	(679)
Impairments	—	(3,250)
Restructuring charges	(5)	(81)
Non-operating foreign exchange gain (loss)	(4)	50
Gain (loss) on divestitures	—	—
Gain on debt retirement	—	11
Adjusted Net Earnings (Loss) Before Income Tax	380	(140)
Income tax expense (recovery)	90	(29)
Non-GAAP Operating Earnings (Loss) (1)	290	(111)

(1)	Non-GAAP cash flow, non-GAAP cash flow margin, non-GAAP free cash flow and non-GAAP operating earnings (loss) are non-GAAP measures as defined in Note 1.
(2)	Including capitalized overhead costs.

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Realized Pricing Summary

(for the three months ended June 30)	2Q 2021	2Q 2020
Liquids ($/bbl)
WTI	66.07	27.85
Realized Liquids Prices (1)
Oil	51.27	39.70
NGLs – Plant Condensate	55.59	31.37
Oil & Plant Condensate	52.39	37.52
NGLs – Other	18.37	9.01

Total NGLs	32.46	17.78

Natural Gas
NYMEX ($/MMBtu)	2.83	1.72
Realized Natural Gas Price (1) ($/Mcf)	2.74	2.09

(1)	Prices include the impact of realized gain (loss) on risk management.

Total Costs

(for the three months ended June 30) ($ millions, except as indicated)	2Q 2021	2Q 2020
Total Operating Expenses	1,813	4,785
Deduct (Add Back):
Market optimization operating expenses	784	382
Corporate & other operating expenses	—	—
Depreciation, depletion and amortization	311	493
Impairments	—	3,250
Accretion of asset retirement obligation	6	9
Long-term incentive costs	39	25
Restructuring and legal costs	25	81
Current expected credit losses	(1)	(3)

Total Costs (1)	649	548

Divided by:
Production Volumes (MMBOE)	50.5	48.8

Total Costs (1) ($/BOE)	12.90	11.23

Drivers Included in Total Costs (1) ($/BOE)
Production, mineral and other taxes	1.44	0.55
Upstream transportation and processing	7.42	6.44
Upstream operating, excluding long-term incentive costs	2.68	2.86
Administrative, excluding long-term incentive costs, restructuring and legal costs, and current expected credit losses	1.36	1.38

Total Costs (1) ($/BOE)	12.90	11.23

(1)	Total Costs is a non-GAAP measure as defined in Note 1. Total Costs per BOE is calculated using whole dollars and volumes.

Debt to Adjusted Capitalization

($ millions, except as indicated)	June 30, 2021	December 31, 2020
Long-Term Debt, including current portion	5,314	6,885
Total Shareholders’ Equity	3,934	3,837
Equity Adjustment for Impairments at December 31, 2011	7,746	7,746
Adjusted Capitalization	16,994	18,468
Debt to Adjusted Capitalization (1)	31%	37%

(1)	Debt to Adjusted Capitalization is a non-GAAP measure as defined in Note 1.

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Hedge Volumes as of July 15, 2021

Oil & Condensate Hedges ($/bbl)	3Q 2021	4Q 2021	2022
WTI Swaps	30 Mbbls/d	30 Mbbls/d	5 Mbbls/d
Swap Price	$46.37	$46.37	$60.16
WTI 3-Way Options	85 Mbbls/d	85 Mbbls/d	66 Mbbls/d
Short Call	$53.92	$53.92	$70.18
Long Put	$44.66	$44.66	$60.25
Short Put	$34.79	$34.79	$48.56
WTI Costless Collars	15 Mbbls/d	15 Mbbls/d
Short Call	$45.84	$45.84	—
Long Put	$35.00	$35.00

Natural Gas Hedges ($/Mcf)	3Q 2021	4Q 2021	2022
NYMEX Swaps	165 MMcf/d	165 MMcf/d	200MMcf/d
Swap Price	$2.51	$2.51	$2.67
NYMEX 3-Way Options	1,030 MMcf/d	980 MMcf/d	398MMcf/d
Short Call	$3.37	$3.36	$3.02
Long Put	$2.87	$2.89	$2.75
Short Put	$2.50	$2.50	$2.00
NYMEX Costless Collars			200MMcf/d
Short Call	—	—	$2.85
Long Put			$2.55
NYMEX Short Call Options	—	—	330MMcf/d
Sold Call Strike			$2.38
NYMEX Swaption	—	—	165MMcf/d
Swaption Strike			$2.51

Price Sensitivities for WTI Oil (1) ($ MM)

WTI Oil Hedge Gains (Losses) by Quarter
Period	$40	$50	$60	$70
3Q21	56	(10)	(106)	(224)
4Q21	56	(10)	(106)	(224)
3Q21—4Q21 Total	112	(20)	(212)	(448)
Full Year 2022	318	264	26	(54)

(1)	Hedge positions and hedge sensitivity estimates based on hedge positions as at 07/15/2021. Does not include impact of basis positions.

Note: Company has additional hedges on ethane, butane and propane not included in the above table.

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Price Sensitivities for NYMEX Natural Gas (1) ($ MM)

NYMEX Natural Gas Hedge Gains (Losses) by Quarter
Period	$2.00	$2.50	$3.00	$3.50
3Q21	43	35	(7)	(29)
4Q21	43	35	(7)	(28)
3Q21-4Q21 Total	86	70	(14)	(57)
Full Year 2022	198	38	(139)	(372)
(1)	Hedge positions and hedge sensitivity estimates based on hedge positions as at 07/15/2021. Does not include impact of basis positions.

Important information

Ovintiv reports in U.S. dollars unless otherwise noted. Production, sales and reserves estimates are reported on an after-royalties basis, unless otherwise noted. The term liquids is used to represent oil and NGLs. The term liquids-rich is used to represent natural gas streams with associated liquids volumes. Unless otherwise specified or the context otherwise requires, references to Ovintiv or to the Company includes reference to subsidiaries of and partnership interests held by Ovintiv Inc. and its subsidiaries.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. These measures are commonly used in the oil and gas industry and/or by Ovintiv to provide shareholders and potential investors with additional information regarding the Company’s liquidity and its ability to generate funds to finance its operations. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

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Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Cash Flow Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production. Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital expenditures, excluding net acquisitions and divestitures.

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Non-GAAP Operating Earnings (Loss) is a non-GAAP measure defined as net earnings (loss) excluding non-recurring or non-cash items that Management believes reduces the comparability of the Company’s financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes includes adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate. In addition, any valuation allowances are excluded in the calculation of income taxes.

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Total Costs is a non-GAAP measure which includes the summation of production, mineral and other taxes, upstream transportation and processing expense, upstream operating expense and administrative expense, excluding the impact of long-term incentive costs, restructuring and legal costs, and current expected credit losses. It is calculated as total operating expenses excluding non-upstream operating costs and non-cash items which include operating expenses from the Market Optimization and Corporate and Other segments, depreciation, depletion and amortization, impairments, accretion of asset retirement obligation, long-term incentive costs, restructuring and legal costs, and current expected credit losses. When presented on a per BOE basis, Total Costs is divided by production volumes. Management believes this measure is useful to the Company and its investors as a measure of operational efficiency across periods.

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Net Debt is defined as long-term debt, including the current portion, less cash and cash equivalents. Adjusted EBITDA is defined as trailing 12-month net earnings (loss) before income taxes, DD&A, impairments, accretion of asset retirement obligation, interest, unrealized gains/losses on risk management, foreign exchange gains/losses, gains/losses on divestitures and other gains/losses. Net Debt to Adjusted EBITDA is a non-GAAP measure monitored by management as an indicator of the Company’s overall financial strength. Annualized Leverage represents normalized leverage for the period presented, calculated by annualizing Net Debt to Adjusted EBITDA using Adjusted EBITDA generated in the period.

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Debt to Adjusted Capitalization is a non-GAAP measure which adjusts capitalization for historical ceiling test impairments that were recorded as at December 31, 2011. Management monitors Debt to Adjusted Capitalization as a proxy for the Company’s financial covenant under the Credit Facilities which require debt to adjusted capitalization to be less than 60 percent. Adjusted Capitalization incudes debt, total shareholders’ equity and an equity adjustment for cumulative historical ceiling test impairments recorded as at December 31, 2011 in conjunction with the Company’s January 1, 2012 adoption of U.S. GAAP.

ADVISORY REGARDING OIL AND GAS INFORMATION – The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: anticipated cost savings, capital efficiency and sustainability thereof; operational flexibility and benefits of the Company’s multi-basin portfolio; anticipated success of and benefits from technology and innovation; expected activity and investment levels; ability to meet targets, including with respect to capital efficiency, cash flow generation, debt reduction, scale and emissions-related performance, and the timing thereof; estimated hedging revenue and sensitivity to commodity prices; timing of projections and expectation of meeting the targets contained in the Company’s corporate guidance and net debt target; and planned redemption of outstanding senior notes. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: future commodity prices and differentials; assumptions contained herein; data contained in key modeling statistics; availability of attractive hedges and enforceability of risk management program; and expectations and projections made in light of the Company’s historical experience. Risks and uncertainties include: suspension of or changes to guidance, and associated impact to production; ability to generate sufficient cash flow to meet obligations and to reduce debt; commodity price volatility and impact to the Company’s stock price and cash flows; ability to secure adequate transportation and potential curtailments of refinery operations, including resulting storage constraints or widening price differentials; discretion to declare and pay dividends, if any; business interruption, property and casualty losses or unexpected technical difficulties; impact of COVID-19 to the Company’s operations, including maintaining ordinary staffing levels, securing operational inputs, executing on portions of its business and cyber-security risks associated with remote work; counterparty and credit risk; impact of changes in credit rating and access to liquidity, including costs thereof; risks in marketing operations; risks associated with technology; risks associated with decommissioning activities, including timing and costs thereof; and other risks and uncertainties as described in the Company’s Annual Report on Form 10- K, Quarterly Report on Form 10-Q and as described from time to time in its other periodic filings as filed on EDGAR and SEDAR. Although the Company believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, the Company undertakes no obligation to update or revise any FLS.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

SOURCE: Ovintiv Inc.

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